Exhibit 99.1
NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Cameron Associates (212) 554-5469
alison@cameronassoc.com     www.americanecology.com
AMERICAN ECOLOGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS
BOISE, Idaho — February 6, 2007 — American Ecology Corporation (NASDAQ: ECOL) today reported net income of $3.8 million, or $0.21 per diluted share, in the fourth quarter of 2006, a 21% increase over net income of $3.1 million, or $0.17 per diluted share, in the fourth quarter of 2005.
For the year ended December 31, 2006, net income was $15.9 million, or $0.87 per diluted share. This compares to $15.4 million, or $0.86 per diluted share, in 2005 which included a $5.3 million pre-tax gain (approximately $0.19 per diluted share) from settlement of a lawsuit with the State of Nebraska.
Operating income in the fourth quarter of 2006 grew 14% to $6.1 million as compared to $5.3 million in the fourth quarter of 2005. The Company recognized record annual operating income of $24.5 million for 2006, an increase of 26% over the $19.4 million achieved in 2005.
“We look forward to continued growth in 2007,” President and Chief Executive Officer Stephen Romano noted, adding, “Recent investments in state-of-the-art waste treatment, disposal and rail transportation assets provide us the tools needed to capitalize on the excellent operating leverage offered by efficient, high volume waste throughput.”
Fourth Quarter 2006 Results
Revenue for the fourth quarter of 2006 increased 63% to $37.9 million, up from $23.3 million in the fourth quarter of 2005. This revenue growth primarily reflects increased transportation services for rail shipments from the Honeywell International Jersey City project and other bundled service clean-up projects as well as increased disposal revenue from our Texas, Nevada and Idaho operations. Waste volumes at these three waste facilities increased approximately 22% during the fourth quarter of 2006 over fourth quarter 2005. In Idaho, shipments under the Company’s multi-year contract with the U.S. Army Corps of Engineers resumed in October 2006.
Gross profit grew 18% to $9.4 million during the fourth quarter of 2006 as compared to $8.0 million in the fourth quarter of 2005. This increase predominantly reflects higher disposal volumes. Direct operating costs for the quarter increased to $28.5 million, up from $15.3 million in the fourth quarter of 2005, reflecting increased rail transportation expenses and higher variable costs for waste treatment additives.
Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2006 declined 4% to $3.4 million, or 9% of revenue, as compared to $3.5 million, or 15% of revenue, for the fourth quarter of 2005. The $142,000 decrease in SG&A is due primarily to reductions in our allowance for doubtful accounts, employee benefit costs and incentive based compensation. These reductions more than offset higher stock-based incentive compensation, consulting and legal costs.
All four operating facilities were profitable for the quarter with our Grand View, Idaho and Beatty, Nevada disposal facilities all delivering significant year-over-year operating income growth. The benefit of increased waste volumes was partially offset by a slight decrease in average selling price in the fourth quarter over the same quarter in 2005.

Other income was approximately $129,000 for the fourth quarter of 2006 and consisted of royalty income and proceeds from an agreement with a local government agency on property easement requirements at our new Texas rail facility. This compares to other expense of $44,000 in the fourth quarter last year.
At December 31, 2006, the Company had $9.9 million of cash and short-term investments and $10 million available on our line of credit.
2006 Year End Results
Revenue for the year ended December 31, 2006 grew 47% to $116.8 million compared to $79.4 million for the year ended December 31, 2005. This increase reflects strong performance at all four operating facilities and increased rail transportation services for multiple customers. Overall, both waste volumes and average selling prices were higher in 2006 as compared with 2005 by approximately 3% and 8%, respectively. This reflects increased delivery of higher priced treatment and disposal services.
Gross profit grew 18% to $36.6 million during 2006 as compared to $31.0 million in 2005. This increase reflects higher disposal volumes and service mix. Direct operating costs increased to $80.2 million, up from $48.4 million in 2005. This reflects higher transportation costs incurred to perform multiple projects and higher variable costs for waste treatment additives.
SG&A expenses in 2006 increased slightly to $12.8 million but declined as a percent of revenue to 11%. This compares to SG&A of $12.5 million, or 16% of revenue, in 2005. The dollar increase in SG&A reflects increased payroll, stock-based incentive compensation, insurance, consulting and legal expenses.
During 2006, we recognized $587,000 in pre-tax other income (approximately $0.02 per diluted share) primarily from the reimbursement of legal fees from a prior year insurance litigation matter, a gain on sale of excess land at a non-operating facility in Winona, Texas, royalty income and the Texas property easement agreement noted above. During 2005, we recognized $5.3 million in pre-tax other income (approximately $0.19 per diluted share) primarily from the settlement of a lawsuit with the State of Nebraska over a formerly proposed low-level radioactive waste disposal facility.
2007 Earnings Guidance Reaffirmed
Management reaffirms its guidance, provided in December 2006, calling for earnings of $0.92 to $1.02 per diluted share for 2007. This guidance range represents a 10% to 22% increase in projected operating income. Capital spending of up to $12 million is budgeted for 2007, principally for construction of new disposal space, a new drum storage building to handle increased business in Texas, expanded waste treatment capacity in Idaho and Nevada, a New Jersey rail transfer station, and equipment replacement or upgrades at all four operating facilities.
The Company also refined its disposal volume estimate for the Honeywell Jersey City clean-up project from approximately one million tons to 1.2 million tons. A federal court order calls for project completion in November 2009. The Company continues to pursue development of a rail transfer station in northern New Jersey to serve the Jersey City project, as well as future work. Development of the rail facility requires state and local government reviews, railroad agreements and other arrangements which are in process.
The Company used substantially all of its available net operating loss carryforwards in 2006 and will use cash on hand to pay for its 2007 tax liabilities beginning in the first half of 2007. Our effective tax rate will approximate 39% (38% cash rate) for 2007.

“We look forward to continued success implementing American Ecology’s focused growth strategy based on aggressive pricing of commoditized service lines, expanded delivery of higher margin niche services, customer service excellence, industry leadership in safety and regulatory compliance, and pursuit of attractive core business acquisitions,” Romano concluded.
Dividend
On January 2, 2007, the Company declared a $0.15 per common share quarterly dividend for stockholders of record on January 12, 2007. This $2.7 million dividend was paid on January 19, 2007 using cash on hand.
Conference Call
American Ecology will hold an investor conference call on Wednesday, February 7, 2007 at 11:00 a.m. Eastern Standard Time (9:00 a.m. Mountain Standard Time) to discuss these results and its business outlook. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (866) 814-1914. The conference call will also be broadcast live on the Company’s website at www.americanecology.com.
An audio replay of the teleconference will be made available through February 14, 2007 by calling
(800) 675-9924 and using the passcode 20707. The replay will also be accessible on the Company’s website at www.americanecology.com.
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About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2007 earnings estimates, successfully execute its growth strategy, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2005 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include loss of key personnel, compliance and changes with applicable laws and regulations, exposure to lawsuits, access to insurance and other financial assurances, implementation of new technologies, a loss of a major customer, operational incidents that could limit our operations, access to cost effective transportation services, utilization of net operating loss carryforwards, our ability to perform under required contracts, significant sales of selling stockholders and the effect on the price of our common stock and our willingness to pay dividends.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three-Months Ended		For the Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$37,928	$23,263	$116,838	$79,387
Transportation costs	18,630	6,831	47,829	22,302
Other direct operating costs	9,851	8,425	32,420	26,048

Gross profit	9,447	8,007	36,589	31,037
Selling, general and administrative expenses	3,389	3,531	12,835	12,506
Business interruption insurance claim	—	(860)	(704)	(901)

Operating income	6,058	5,336	24,458	19,432
Other income (expense)
Interest income	223	222	831	564
Interest expense	—	(33)	(8)	(173)
Gain on litigation settlement	—	—	—	5,327
Other	129	(44)	587	(36)

Total other income	352	145	1,410	5,682
Income before tax	6,410	5,481	25,868	25,114
Income tax expense	2,620	2,341	9,979	9,676

Net income	$3,790	$3,140	$15,889	$15,438

Earnings per share:
Basic	$0.21	$0.18	$0.88	$0.88
Dilutive	$0.21	$0.17	$0.87	$0.86
Shares used in earnings per share calculation:
Basic	18,146	17,721	18,071	17,570
Dilutive	18,226	18,115	18,202	17,950
Dividends paid per share	$0.15	$0.15	$0.60	$0.30

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$3,775	$3,641
Short-term investments	6,120	16,214
Receivables, net	27,692	13,730
Prepaid expenses and other current assets	2,639	3,110
Income tax receivable	650	1,248
Deferred income taxes	1,302	6,714

Total current assets	42,178	44,657
Property and equipment, net	55,460	40,896
Restricted cash	4,691	84
Deferred income taxes	1,712	3,021
Other assets	—	738

Total assets	$104,041	$89,396

Liabilities And Stockholders’ Equity
Current Liabilities:
Line of credit	$—	$—
Accounts payable	6,866	3,665
Deferred revenue	3,612	1,261
Accrued liabilities	3,544	3,036
Accrued salaries and benefits	1,943	2,549
Customer advances	1,866	1,535
Current portion of closure and post closure obligations	656	1,127
Current portion of long-term debt	6	—

Total current liabilities	18,493	13,173
Long-term closure and post closure obligations	12,160	10,560
Long-term debt	24	—
Other long-term liabilities	9	1,777

Total liabilities	30,686	25,510
Contingencies and commitments
Stockholders’ Equity
Common stock	182	177
Additional paid-in capital	57,532	53,140
Retained earnings	15,641	10,569

Total stockholders’ equity	73,355	63,886

Total liabilities and stockholders’ equity	$104,041	$89,396

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	For the Year Ended December 31,
	2006	2005
Cash Flows From Operating Activities:
Net income	$15,889	$15,438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	8,093	6,775
Deferred income taxes	6,721	8,166
Stock-based compensation expense	392	106
Net (gain) loss on sale of property and equipment	(167)	123
Accretion of interest income	(333)	(399)
Gain on settlement of litigation	—	(5,327)
Changes in assets and liabilities:
Receivables	(13,962)	(4,610)
Income tax receivable	598	(1,063)
Other assets	1,207	(2,063)
Deferred revenue	2,351	537
Accounts payable and accrued liabilities	1,581	3,253
Accrued salaries and benefits	(606)	616
Closure and post closure obligations	(1,051)	(1,400)

Net cash provided by operating activities	20,713	20,152
Cash Flows From Investing Activities:
Purchases of short-term investments	(32,482)	(65,521)
Purchases of property and equipment	(19,758)	(19,431)
Restricted cash	(4,607)	(2)
Maturities of short-term investments	42,909	60,673
Proceeds from sale of property and equipment	175	1,265
Proceeds from litigation settlement	—	11,805

Net cash used in investing activities	(13,763)	(11,211)
Cash Flows From Financing Activities:
Dividends paid	(10,817)	(5,291)
Payment of indebtedness	(4)	(4,191)
Proceeds from stock option exercises	2,003	1,255
Tax benefit of common stock options	2,002	767

Net cash used in financing activities	(6,816)	(7,460)
Decrease in cash and cash equivalents	134	1,481
Cash and cash equivalents at beginning of period	3,641	2,160

Cash and cash equivalents at end of period	$3,775	$3,641